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                                                                   EXHIBIT 3.1.1

                          CERTIFICATE OF DESIGNATIONS,
                       PREFERENCES AND RIGHTS OF SERIES A
                                 PREFERRED STOCK
                             AMERICAN WAGERING, INC.


                  American Wagering, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies that pursuant to the authority contained in Article 4 of its Articles of Incorporation, and in accordance with Sections 78.195 and 78.1955 of the Nevada Revised Statutes, the Board of Directors of said Corporation at a meeting thereof duly called and held on December 7, 1998, at which meeting a quorum was present and acting throughout, has duly adopted the following resolutions:

                  "RESOLVED, that pursuant to the authority vested in the Board of Directors by the Articles of Incorporation a series of Preferred Stock of the Corporation, to be designated "Series A Preferred Stock" (the "Series A Preferred Stock") be, and hereby is, created, the said Series A Preferred Stock to consist of 18,924 shares, of which the preferences and relative participating, optional and other rights, and the qualifications, limitations, or restrictions of such preferences and rights, are as set forth herein as follows, and it was further,

                  "RESOLVED, that subject to any further necessary Board approval being given the officers of this Corporation be, and they hereby are, authorized and empowered to make any changes they may deem necessary or appropriate in the Certificate of Designations and then to execute and file with the Secretary of State of the State of Nevada a certificate of designations setting forth the rights, preferences and privileges of the holders of the Series A Preferred Stock."

                  The qualifications, limitations or restrictions of such preferences and rights of such Series A Preferred Stock are as follows:

Section 1.  Series A Preferred Stock.

         (a)      General Definitions.  For purposes of this Section 1:

                  (i) "Junior Shares" shall mean (A) all common shares of the Corporation and (B) any other shares of any series or class of the Corporation, whether now or hereafter issued, that by their express terms are junior, with respect to both dividends (except as to payments of dividends in additional such shares) and the distribution of assets upon any liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation, to any series of Preferred Stock.

                  (ii) "Original Consideration Amount" shall mean $100 per share.

                  (iii) "Original Issue Date" shall mean the date on which the first share of Series A Preferred Stock was originally issued.

         (b) Number. The total number of shares constituting Series A Preferred Stock is hereby fixed at 18,924.




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         (c) Dividends. The holders of Series A Preferred Stock shall be entitled to receive, and the Board of Directors shall declare and cause to be paid, out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate per share of 10% of the Original Consideration Amount. Such dividends shall be payable in equal quarterly payments on each March 31, June 30, September 30, and December 31, commencing with December 31, 1998 (each of such dates being a "Dividend Payment Date"), in preference to dividends on any Junior Shares. Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared. Each of such quarterly dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) at the applicable annual rate specified above from the first day of the quarterly period in which such dividend may be payable as herein provided, except that with respect to the period prior to the first Dividend Payment Date, dividends shall accrue from the Original Issue Date. Any dividends paid on the Series A Preferred Stock shall be deemed to be paid with respect to the earliest Dividend Payment Dates for which cumulative dividends have not been paid in full. All references to accrued dividends in this Section 1 shall be calculated in accordance with this paragraph (c). All dividends paid pursuant to this paragraph (c) shall be paid pro rata to the holders entitled thereto.

         (d) Interest on Unpaid Dividends. If the Company shall have failed to pay in full accumulated dividends on the Series A Preferred Stock, the Company shall pay to the holders of the Series A Preferred Stock, interest at the annual rate of 10% compounded annually on all of the Series A Preferred Stock dividends that have cumulated and have not been paid in full.

         (e)      Liquidation Rights of Series A Preferred Stock.

                  (i) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), the holders of each share of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Shares by reason of their ownership thereof, an amount equal to $100.00 (One Hundred Dollars) per share, plus all accumulated and unpaid dividends thereon and any unpaid interest due under paragraph (d) of this Section 1 (the "Liquidation Preference Amount").

                  (ii) Insufficient or Remaining Assets. All of the Liquidation Preference Amount to be paid to the holders of Series A Preferred Stock under this Section 1 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of any Junior Shares in connection with any Liquidation. If upon the occurrence of a Liquidation, the assets and surplus funds to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit payment to the holders of Series A Preferred Stock of the full Liquidation Preference Amount, then the entire assets and surplus funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock based on the amounts they


















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would otherwise be entitled to receive in such liquidation were payment to be made in full. After payment has been made to the holders of Series A Preferred Stock of the full amounts to which they shall be entitled as aforesaid, the holders of any Junior Shares shall be entitled by reason of their ownership thereof to share in the remaining assets in accordance with their respective preferences.

         (f)      Redemption at the Option of the Corporation.

                  (i) Redemption at the Option of the Corporation. The Series A Preferred Stock shall be redeemable, in whole or (on a pro rata basis) in part, at any time at the option of the Corporation, by resolution of the Board of Directors, at the Liquidation Preference Amount. Notice of Redemption shall be mailed or delivered by the Corporation to the record holders of Series A Preferred Stock to be redeemed not less than thirty days prior to the date fixed for redemption. In the event of any redemption of the Series A Preferred Stock, the shares redeemed shall be restored to the status of authorized but unissued Preferred shares, unless the Board of Directors shall at any time adopt a resolution providing that such shares constitute authorized and issued but not outstanding shares.

                  (ii) Redemption Procedures. The Corporation shall notify in writing the holders of record of the Series A Preferred Stock of any redemption pursuant to this paragraph (f) at least 30 days but not more than 60 days prior to the date specified therein for such redemption. Any notice of redemption shall be mailed, postage prepaid, to each holder at the address shown in the Corporation's records, and in addition to specifying the date of redemption shall specify the number of shares owned by the holder to be redeemed, the total number of shares being redeemed, the redemption price and the manner and the place to which the certificate(s) representing the Series A Preferred Stock to be redeemed are to be surrendered. On or prior to the redemption date (but in no event earlier than two days before such redemption date), the Corporation shall deposit with a bank or trust company having aggregate capital and surplus in excess of $10,000,000 as a trust fund for the benefit of the holders of the shares to be redeemed, a sum, in cash, from any source of funds legally available therefor, equal to the redemption price for all the Series A Preferred Stock to be redeemed. Such funds shall be deposited by the Corporation with irrevocable instructions and authority to such bank or trust company to pay, on or after the redemption date, the redemption price to the respective holders whose shares are being redeemed, upon the surrender of their share certificates for the Series A Preferred Stock. All rights with respect to the Series A Preferred Stock so redeemed shall, after the specified redemption date, terminate, whether or not the certificate(s) have been surrendered, excepting only in the latter instance the right of the holder to receive the redemption price thereof, without interest, upon such surrender; provided that (A) notice of redemption is duly given in accordance with this paragraph (f) and (B) on the redemption date specified there shall be a source of funds legally available for such redemption and such funds shall have been deposited as provided above. In the event of any redemption of the Series A Preferred Stock, the shares redeemed shall be restored to the status of authorized but unissued Preferred shares, unless the Board of



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Directors shall at any time adopt a resolution providing that such shares constitute authorized and issued but not outstanding shares.

                  (iii) Restrictions Upon a Failure Optionally to Redeem. If and so long as any redemption obligation pursuant to this paragraph (f) shall not be fully discharged, the Corporation shall not declare or pay any dividend or make any distributions on, or directly or indirectly purchase, redeem or satisfy any optional or mandatory redemption, sinking fund or other similar obligation in respect of any Junior Shares (other than in Junior Shares) or any warrants, rights, calls or options exercisable for or convertible or exchangeable into Junior Shares.

         (g) Voting Rights. The holders of Series A Preferred Stock shall not be entitled to notice of any shareholders' meeting or solicitation of consents in the same manner as provided for holders of Common Stock, and shall not be entitled to vote (on a cumulative basis or otherwise) as a class or with the Common Stock upon any matter submitted to shareholders for a vote, except as otherwise mandated under Nevada law.

         (h) Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into any person pursuant to which the Corporation shall not be the continuing person, the Series A Preferred Stock shall become preferred shares of such successor or resulting company having in respect of such successor or resulting company, as nearly as practicable, substantially the same power; preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series A Preferred Stock had immediately prior to such transaction.

         (i) Certain Restrictions. So long as any Series A Preferred Stock remains outstanding, the Corporation shall not:

                  (1) declare or pay any dividend on, make any payment on account of, or set apart money for, a sinking or other similar fund for the purchase, redemption or other retirement of, or make any distribution in respect of, any Junior Shares, either directly or indirectly and whether in cash or property or in obligations or shares of the Corporation or any subsidiary thereof, other than (in each case) in such Junior Shares;

                  (2) purchase or redeem (except for a consideration payable in Junior Shares) any Junior Shares;

                  (3) permit any subsidiary of the Corporation to purchase any Junior Shares; or

                  (4) issue to any person any shares of the Corporation of any series or class other than Junior Shares without the prior written consent of the holders of a majority (based on Liquidation Preference Amount) of the Series A Preferred Stock.


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IN WITNESS WHEREOF, the undersigned officers have executed and subscribed this
Certificate and do affirm the foregoing as true under the penalties of perjury as of this 8th day of December, 1998.


                                        By: /s/ Victor J. Salerno
                                            -------------------------------
                                        Name: Victor J. Salerno
                                        Title: President

                                        By: /s/ Michael S. Merillat
                                            -------------------------------
                                        Name: Michael S. Merillat
                                        Title: Vice President/Secretary



STATE OF NEVADA            )
                           )    ss:
COUNTY OF CLARK            )


                  On this 8th day of December, 1998, before me, the undersigned, a Notary Public in and for the County of Clark, State of Nevada, duly commissioned and sworn, personally appeared Victor J. Salerno known to me to be the President of American Wagering, Inc., each of whose name is subscribed to the within instrument, and who each acknowledged to me that he executed the same freely and voluntarily and for the use and purposes therein mentioned.


                                                /s/ Dixie L. Davis
                                           ---------------------------------
                                                    Notary Public



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